Exhibit 10.9

January 2, 2015

Sunil Potti

Dear Sunil:

Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.	Position. You will start in a full-time position, as Sr. Vice President, Engineering and Product Management and you will report to Dheeraj Pandey, CEO. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

Your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States, as required by law and also upon the successful completion of a background check and/or reference check. Should the Company choose to undertake a background investigation and reference check in accordance with applicable law, this investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will not include information bearing on your credit worthiness. This job offer is contingent upon a clearance of such a background investigation and/or reference check and upon your written authorization to obtain a consumer report and/or investigative consumer report. Refer to the attached Background Check Disclosure and Authorization for important disclosures and a written authorization form.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

2.	Compensation. You will be paid a starting salary at the rate of $250,000 per year, payable semi-monthly on the Company’s regular payroll dates, and in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible for discretionary incentive compensation for the 2014-15 fiscal year of up to $150,000.00 pro-rated based on your time of service during such fiscal year. This discretionary incentive compensation will be subject to achievement of individual and corporate targets for the 2014-15 fiscal year, which targets will be set by the Chief Executive Officer and the Board within 60 days of your employment start date. Achievement of your targets and payment of your incentive compensation shall be determined by the Board in its sole discretion.

Nutanix Inc 1740 Technology Drive San Jose, CA 95110

www.nutanix.com

3.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy. You should note that the Company might modify job titles, salaries, and benefits from time to time, as it deems necessary.

4.	Restricted Stock Units. Subject to the approval of the Board, you will be granted 800,000 restricted stock units (RSUs) which represent the right to receive 800,000 shares of Nutanix common stock if specific vesting requirements are satisfied. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2010 Stock Plan (the “Plan”), as described in the Plan as well as in a restricted stock unit agreement (the “RSU Agreement”) which you will be required to sign. You should consult with your own tax advisor concerning the tax risks associated with accepting RSUs that cover the Company’s common stock. Subject to your continuous service with the Company, as described in the applicable RSU Agreement, the shares subject to the RSUs will vest as follows:

4.1 700,000 RSUs (the “Initial RSUs”) will vest on the following schedule subject to the acceleration provisions described below: 25% of the Initial RSUs shall vest on the one-year anniversary of your employment start date and 1/16th of the total Initial RSUs will vest in quarterly installments thereafter, so as to be 100% vested on the date that is the fourth anniversary of your start date (the “Original Vesting Schedule”); provided, however, that notwithstanding the foregoing, the RSUs shall not vest at all until a “Liquidity Event” (as defined below), at which time the Original Vesting Schedule shall apply, subject to your continuing to provide continuous service through each such vesting dates. In the event that your continuous service ceases prior to a Liquidity Event and/or each applicable vesting date in the Original Vesting Schedule, then the RSUs and your right to acquire any shares subject to the RSUs will immediately terminate. For these purposes, “Liquidity Event” will mean either of the following prior to the 7-year anniversary of your start date: (1) one month after the expiration of the lock-up period (as set forth in Section 7 of the RSU Agreement applicable in connection with the Company’s registration statement on Form S-1 (or equivalent filing) filed with the Securities and Exchange Commission for the initial public offering of the Company’s shares (the “Lock-Up Expiration”); or (ii) a Corporate Transaction (as defined in the Plan).

4.2 50,000 RSUs (the “IPO RSUs”) will vest in equal quarterly installments over the course of forty two (42) months following the Lock-Up Expiration provided that such Lock-Up Expiration occurs within five years of your employment start date (the “IPO Deadline”), in each case subject to the acceleration provisions described below.

4.3 50,000 RSUs (the “Post-IPO RSUs”) will vest in equal quarterly installments over the course of four (4) years following the six month anniversary of the Lock-Up Expiration (provided that such Lock-Up Expiration occurs prior to the IPO Deadline), in each case subject to the acceleration provisions described below.

4.4 If a Lock-Up Expiration has not occurred prior to the IPO Deadline, the IPO

Nutanix Inc 1740 Technology Drive San Jose, CA 95110

www.nutanix.com

RSUs and the Post-IPO RSUs shall not vest and shall terminate without consideration, subject to an applicable Corporate Transaction occurring prior to the IPO Deadline as set forth in Section 5.

5.	Change of Control. Notwithstanding the foregoing, in the event that your employment is terminated by the Company and such termination is (A) upon or within 6 months following a Triggering Event (as defined in the Plan) and (B) by the Company for any reason other than Cause (as defined in the Plan), and provided you comply with the Conditions (as defined below), then (i) 50% of the then unvested number of Initial RSUs subject to the RSUs will immediately vest as of the date of such termination and (ii) if a the date of pricing of the initial public offering of the Company’s Common Stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (a “Company IPO”) has occurred prior to the IPO Deadline then 50% of the then unvested number of each of the IPO RSUs and the Post-IPO RSUs will immediately vest as of the date of such termination. If (1) during your service with the Company, a Triggering Event occurs, and (2) the RSUs are not assumed, substituted or otherwise continued or replaced with similar equity awards in connection with the Triggering Event (it being understood that similar equity awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Triggering Event) and (3) provided you comply with the Conditions, then 50% of the then unvested number of Initial RSUs subject to the RSUs will immediately vest as of the date of such termination and if a Company IPO has occurred prior to the IPO Deadline then 50% of the then unvested number of each of the IPO RSUs and the Post-IPO RSUs will immediately vest as of the date of such termination. For purposes of this letter, “Conditions” will mean (i) if your service has or is terminating, you have returned all Company property in your possession within 10 days following your termination and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the form provided by the Company and such release has become effective no later than the 30 the day after your termination.

If (1) during your service with the Company, and (2) prior to both the Company IPO and the IPO Deadline, there is a Corporate Transaction in which the Company is valued (in terms of total consideration payable to the Company or stockholders of the Company, including consideration subject to escrow but excluding consideration subject to earnout) at $2.5 billion or more, but less than $5 billion, then 50% of the IPO RSUs will vest and the remaining unvested portion of the IPO RSUs and all of the Post-IPO RSUs will terminate without consideration.

If (1) during your service with the Company, and (2) prior to both a Company IPO and the IPO Deadline, there is a Corporate Transaction in which the Company is valued (in terms of total consideration payable to the Company or stockholders of the Company, including consideration subject to escrow but excluding consideration subject to earnout) at $5 billion or more, then 50% of the IPO RSUs and 50% of the Post-IPO RSUs will vest and the remaining unvested portion of the IPO RSUs and the Post-IPO RSUs will terminate without consideration.

6.

Severance. If (1) at any time prior to a Triggering Event, you are terminated by the Company for any reason other than Cause (as defined in the Plan), death or disability and (2) you comply with the Conditions, then you will receive the following: (a) three months (3/48ths) of the shares subject to the Initial RSU will immediately vest as of the date of such termination so long as a Lock-Up Expiration has

Nutanix Inc 1740 Technology Drive San Jose, CA 95110

www.nutanix.com

occurred (for clarity, if the Lock-Up Expiration has not occurred as of a qualified termination of employment under this Section 6, then there shall be no acceleration under this clause (a)), and (b) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate as then in effect, for a period of six (6) months, to be paid in accordance with the Company’s normal payroll policies. Cash severance payments will commence on the first payroll date following the receipt of the release described in Section 5 above. For clarity, if you are eligible for benefits under Section 5, then the benefits of this Section 6 shall not apply.

7.	Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement (“CIIAA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed CIIAA before your first day of employment. A copy of this is attached hereto.

8.	At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.

Section 409A. The Company intends that all payments and benefits provided under this letter are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance or regulations promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. No payment or benefits to be paid to you, if any, pursuant to this letter or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the termination of your employment. The Company reserves the right to amend this letter as it deems necessary or advisable, in its sole discretion

Nutanix Inc 1740 Technology Drive San Jose, CA 95110

www.nutanix.com

and without your consent, to comply with Section 409A the Code or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

11.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

12.	Entire Agreement. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company, and supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you.

-Signature page follows-

Nutanix Inc 1740 Technology Drive San Jose, CA 95110

www.nutanix.com

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Appendices and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer letter, if not accepted, will expire at the close of business on January 9th, 2015.

We look forward to having you join us no later than 2nd February, 2015.

Sincerely,

Nutanix, Inc.

By:	/s/ Pranesh Anthapur

(Signature)

Name:	Pranesh Anthapur

Title:	VP, HR & CPO of Nutanix, Inc.

By:	/s/ Duston Williams

(Signature)

Name:	Duston Williams

Title:	CFO of Nutanix, Inc.

By:	/s/ Dheeraj Pandey

(Signature)

Name:	Dheeraj Pandey

Title:	CEO of Nutanix, Inc.

ACCEPTED AND AGREED:

Sunil Potti

/s/ Sunil Potti	(Signature)

1/4/2015	(Date)

Nutanix Inc 1740 Technology Drive San Jose, CA 95110

www.nutanix.com